Exhibit 4.12

SIGNATURE VERSION
First Amended and Restated ASIC Attachment No. 2
To Custom Sales Agreement No. 000590

This Attachment is incorporated by reference into Custom Sales Agreement No. 000590 as First Amended and Restated ASIC Attachment No. 2.  The term of this Attachment commences on the date identified below by the second party to sign this Attachment; however, if Customer fails to identify a date of signing, the term commences on the date of signing identified by IBM (the “Effective Date”).  This First Amended and Restated Attachment No. 2 replaces ASIC Attachment No. 2 (effective July 21, 2006) in its entirety as of the Effective Date.  Attachments are governed by the terms and conditions of the Base Agreement.

 Definitions

“ASIC(s)” shall mean application specific integrated circuits.

“At Shipment of Prototypes” (“ASP”) shall mean the date of shipment of Prototypes to Customer.

“IBM Deliverables” shall mean the information, materials and tools supplied to Customer by IBM, as set forth in Part B of this Attachment, including, without limitation, IBM Design Kits, ASIC tool kits, and Prototype devices.

“IBM Design Kits” shall mean any IBM computer aided design software and data (including libraries) provided to Customer and supported by IBM for the purpose of designing or testing ASIC designs, as updated and enhanced from time to time.

“Initial ASIC Design Review Checklist” (“IDR”) shall mean a report in form and content as regularly used by IBM to make a preliminary assessment of the feasibility of Customer’s proposed Product design.

“Milestones” shall mean completion of the criteria specified in the (i) initial design review (“IDR Milestone”), (ii) pre-layout and timing analysis (“RTL Milestone”), and (iii) the release to manufacturing (“RTM Milestone”) stages of work and the NRE payment milestones (“Payment Milestones”) set forth in this Attachment.

“NRE” shall mean non-recurring engineering Services.

“Prototype Acceptance” shall mean Customer’s written approval of the Prototypes.

“Release to Layout Checklist” (“RTL”) shall mean a performance approval report in form and content as regularly used by IBM to document completion of the pre-layout Level Sensitive Scan Design (“LSSD”) and timing analysis.

“Release to Manufacturing Checklist” (“RTM”) shall mean a performance approval report in form and content as regularly used by IBM to document the design review milestone at the completion of the post-layout timing analysis.

“Risk Product” shall mean Product ordered by Customer prior to Prototype Acceptance. All terms and conditions for Risk Product are the same as for Product, except for terms and conditions regarding cancellation and warranty.

Unique Terms and Conditions

The following terms and conditions are applicable to this Attachment only. Referring to the Base Agreement:

(a)           Delete the following terms and conditions:

SIGNATURE VERSION

Section 4.1.

(b)          Modify the following terms and conditions:

Delete Section 8.1 in its entirety and replace it with the following:

8.1 IBM Warranty for Product and Risk Product

8.1.1 Product:

IBM warrants all Products will, be free from defects in material and workmanship. If Customer claims that any Product does not conform to this warranty, Customer must notify IBM of such nonconformities within [*] months from the date IBM shipped the Products. IBM does not warrant: (a) uninterrupted or error free operation of the Products; or (b) that IBM will correct all defects.

8.1.2 Risk Product:

Risk Product shall be considered Prototypes and shall be provided “AS IS” without warranty of any kind. Upon IBM’s receipt of Customer’s written Prototype Acceptance of the Prototype design revision upon which the Risk Product was manufactured, such Risk Product shall be deemed to be Product and will be warranted as set forth in Section 8.1.1 above.

1.0           Term

The term of this Attachment expires on December 31, 2014.

2.0           Scope of Work

2.1           IBM will perform ASIC physical design layout services and manufacture the ASIC Product(s) identified in Part A of this Attachment.

2.2           Customer will provide IBM with the Customer’s Items and cooperate with IBM to enable IBM to manufacture Product and to perform Services in accordance with this Agreement.

3.0           ASIC Design and Development Methodology

3.1           IBM’s ASIC development checklists shall document the development of each of Customer’s Product design(s).

3.1.1        The IDR will be used to make a preliminary feasibility assessment of Customer’s proposed Product design(s) and to advise Customer of ASIC design issues to ensure that Customer’s design(s) will conform to IBM design requirements.

3.1.2        The RTL shall include, expressly or by specific incorporation, the design information for each Product required by Customer to successfully enable IBM to place, route, perform static timing analysis and analyze LSSD testability for Customer’s Product design data. Customer’s signature on the RTL shall record Customer’s acknowledgment of satisfactory completion of all work on such Product through such Milestone.

* This portion of the Attachment has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The complete Attachment, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

SIGNATURE VERSION

3.1.3        Customer’s signature on the RTM shall record Customer’s acknowledgment of satisfactory completion of all work on such Product through the RTM Milestone. To the extent that the RTM varies from the RTL, the RTM shall govern.

3.1.4        Customer’s signature on the RTL and RTM checklists shall not be unreasonably withheld.

3.2           Any data relating to a Product design that Customer is to furnish to IBM must be compatible with IBM design tools, with which IBM will verify all design and engineering work.

3.3           Any cores provided by IBM that are included in the Product design and any IBM design kits will be licensed to Customer pursuant to IBM’s software license agreements. Cores and IBM Design Kits will only be released to Customer upon Customer’s acceptance of such terms and conditions.

4.0            Change Control

4.1           Any changes to the Services or Product design requested by Customer (e.g., netlist slips, additional netlists above standard IBM ASIC Design Methodology, need for more than one IDR, and/or Engineering Change Orders (“ECOs”)) may impact IBM’s schedules and may also result in additional NRE charges and/or an increase in price for Products, Risk Products, and Prototypes. ECOs are defined as Customer initiated functional changes that add, delete, reconnect, or change logic in the existing design. The extent (size of change) and timing of the ECO determines how it is handled by IBM. These changes to the Services or Product will be managed between Customer and IBM using IBM’s ECO/Netlist Change Form. Should IBM submit an ECO/Netlist Change Form to Customer setting forth the probable effect of such requested change on schedule, Customer will be requested to analyze the ECO and sign the ECO/Netlist Change Form where indicated to acknowledge its agreement with the changes. IBM reserves the right to stop work until agreement is reached by the parties with respect to such change. IBM will require a purchase order from Customer for all additional NRE Services resulting from the change before IBM will start work. IBM shall not proceed with any change until authorized in writing by Customer. The parties shall promptly amend this Attachment to incorporate any agreed changes.

4.2           IBM may implement engineering changes to Products. IBM shall give prior notice of engineering changes affecting the form, fit or function of a Product to Customer, provided that Customer has and maintains access to the tool used by IBM to notify customers of engineering changes electronically and provided that Customer has purchased such Product within the two-year period preceding the engineering change.

5.0             End of Life

In the event IBM decides to discontinue manufacturing a Product under this Attachment, IBM will provide Customer with at least twelve (12) months prior written notice of the date that Customer’s non-cancellable last time purchase orders for such Products must be submitted to IBM (“Last Date for Purchase Orders”), provided that Customer has purchased such Product within the two-year period preceding the date upon which notice is to be given. Customer must be willing to take delivery of all such Product within six (6) months of the Last Date for Purchase Orders. All such orders will be completed and filled by IBM in the ordinary course of business and in accordance with the terms of this Agreement. For the period starting in Year 2012 through 2014, IBM may only provide a discontinuance notice for the Product in the event that Customer has failed to purchase at least $[*]  of this Product in Year 2011, and [*]$/year for Years 2012 and 2013.

6.0            Forecasting

* This portion of the Attachment has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The complete Attachment, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

SIGNATURE VERSION

As soon as reasonably practicable after execution of this Attachment, and every month thereafter, Customer shall provide IBM’s customer account representative with a Product demand forecast, which shall cover a minimum of twelve (12) rolling months, broken out by Product and month. IBM will review and respond to proposed forecasts as soon as reasonably practicable. Forecasts shall constitute good faith estimates of Customer’s anticipated requirements for Products but shall not obligate IBM to supply Product, nor obligate Customer to purchase Product.

7.0           Orders

7.1           Customer will request delivery of Products by issuing written purchase orders to IBM. Purchase orders for Product shall only specify:

a)	Customer’s purchase order number;

b)	Customer’s tax status - exempt or non-exempt;

c)	ship to location - complete address;

d)	bill to location - complete address;

e)	order from location - complete address;

f)	shipping instructions, including preferred carrier and carrier account number;

g)	the agreement number of this Agreement;

h)	name of Customer contact;

i)	Product part numbers and quantities being ordered (in increments of the Minimum Order Quantity (“MOQ”);

j)	the Product’s applicable unit price; and

k)	requested shipment dates.

7.2           Customer will request NRE (which includes Prototypes) by issuing written purchase orders to IBM.  Purchase orders for NRE shall only specify:

a)	items a through h above;

b)	Prototype part numbers and the Milestone(s) to which the purchase order applies; and

c)	the applicable price for the NRE.

8.0           Rescheduling Rights

Customer may reschedule a Shipment Date up to [*] times provided: (i) Customer sends IBM written notice of the request to reschedule; (ii) the notice is received by IBM more than [*] days prior to the Shipment Date; and (iii) the rescheduled Shipment Date is within [*] after the original Shipment Date. If the foregoing requirements are met, no cancellation charge will be imposed by IBM in connection with the rescheduling. Unless otherwise agreed by the parties, once a Shipment Date has been rescheduled three (3) times, the new Shipment Date is firm and cannot be rescheduled by Customer.

9.0           NRE Pricing

* This portion of the Attachment has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The complete Attachment, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

SIGNATURE VERSION

[*]

9.4.4.1      Front End Processing Design Service NRE

The IBM design center will perform the test insertion and test verification work.  The Customer will provide IBM a gate level netlist.  IBM will create the chip test plan and take the gate level netlist through the test insertion process.  IBM will then verify the netlist meets the IBM test requirements.  IBM will run formal verification to ensure Customer functionality has not changed during front end processing.

9.5            Compensation for Other Services

Customer may request other Services which are not specified under this Attachment.  IBM may provide a quote to Customer for any such additional services.  Customer may then submit a purchase order for any such Services.  When accepted by IBM, such purchase order will be subject to the terms of this Agreement.

10.0           Prototype, Risk Product, and Product Prices:

10.1           Prototype pricing:

Subject to availability, as determined by IBM, Customer may order additional Prototypes from the first Prototype lot (in excess of the Prototypes included in the Standard NRE charge), provided that IBM receives Customer’s purchase order for such additional Prototypes at least thirty (30) days prior to the scheduled RTM signoff.

Each Prototype in excess of the number of Prototypes included in the Standard NRE charge shall cost $[*].

10.2           Risk Product pricing:

For Risk Product processed on an expedited rapid turn-around time basis (RTAT), Customer must pay the slot price identified below plus the Product unit prices set forth below in Section 10.3.  For Risk Product processed in a normal turnaround time, no slot charge will apply.

Product	RTAT Slot Price
NP-3c	$ [*]

10.3           Product unit pricing:

NP3-c 15.56 x 15.56

Cumulative Volume Step Pricing	Unit Price
1 - 50’000	$[*]
50’001 - 150’000	$[*]
150’001 - 300’000	$[*]
>300’000	$[*]

For clarification the prices are not linked to fiscal years.

* This portion of the Attachment has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The complete Attachment, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

SIGNATURE VERSION

If Customer requests faster than committed TAT’s, IBM will evaluate availability. If available, expedite charges would apply.

11.0           Minimum Order Quantities/ Minimum Ship Pack Quantities:

Purchase orders must be placed in increments of IBM’s designated Minimum Order Quantities (“MOQs”) and shipments must be scheduled in increments of IBM’s designated Minimum Ship Pack Quantities (“SPQs”).

MOQ = [*] units; SPQ - [*] units

12.0           Cancellation Charges

12.1           NRE Cancellation Charge:

If Customer cancels a purchase order for NRE or otherwise cancels NRE, then IBM may cease work in connection with this program.  Additionally, Customer shall pay IBM (a) the total of all non-discounted NRE charges due and owing at the time of cancellation and (b) all unpaid non-discounted NRE charges through the next NRE payment milestone (according to the schedule set forth above in Section 4.2), unless such unpaid NRE charge is waived or reduced in accordance with the table set forth below.  If Customer requests that IBM delay the performance of any Services for which IBM has received a purchase order, and such periods of delay, individually or in the aggregate, extend beyond [*] days, then Customer shall be deemed to have canceled all work under this purchase order and the applicable cancellation charges below will be invoiced.

Cancellation Notice Received by IBM	Percentage of Next Payment Milestone to be Paid
Within 30 days after IDR	[*] %
31-60 days after IDR	[*] %
61 days or more after IDR but before RTL	[*] %
Within 15 days after RTL	[*] %
15-30 days after RTL but before RTM	[*] %
31 days or more after RTL but before RTM	[*] %

12.2           Product Cancellation Charge:

In accordance with Section 5 of the Base Agreement, the following charges will apply for any cancelled Customer order for Product or any portion thereof.  The “Cancellation Charge” referred to below is the percentage to be applied to the applicable prices stated above in Section 10.3 of this Attachment.

Cancellation Notice Received by IBM	Cancellation Charge
Anytime after wafer start	[*] %
Prior to wafer start	[*] %

12.3           Risk Product Cancellation Charge:

The following charges will apply for any cancelled Customer order for Risk Product or any portion thereof.  The “Cancellation Charge” referred to below is the percentage to be applied to the applicable prices stated above in Sections 10.2 and 10.3 of this Attachment.

* This portion of the Attachment has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The complete Attachment, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

SIGNATURE VERSION

Cancellation Notice Received by IBM	Cancellation Charge
Anytime after wafer start	[*] %
Prior to wafer start	[*] %

13.0           Coordinators/Notices

Pursuant to Section 15 of the Base Agreement, any notices hereunder shall be given to the Contract Coordinators stated below.

Technical Coordinators:

Customer: Paul Gideon Phone: +972 4 959 6666 Fax: +972 4 959 4177 Email: gideon@ezchip.com	IBM: Ido Nor Phone: +972 3 918 8024 Fax: +972 3 918 8118 Email: Ido_Nir@il.ibm.com

Contract Coordinators:

Customer: Eli Fruchter Address: 1 Hatamar Street, PO Box 527 Yoknea 20692, ISRAEL Phone: +972 4 959 6666 Fax: +972 4 959 4177 Email: fruchter @ezchip.com	IBM: Contracts & Negotiations IBM Microelectronics Ch. de Blandonnet 8 1211 Geneva 2 SWITZERLAND Fax: +41 58 333 4650

This Attachment and the Base Agreement are the complete agreement regarding the transactions covered by this Attachment and replace any prior oral or written communications between Customer and IBM with respect to such transactions.  In entering into this Attachment, neither party is relying on any representation that is not specified in the Agreement including without limitation any representations concerning: (a) estimated completion dates, hours, or charges to provide any IBM Deliverable, Product, Prototype or Service; (b) performance or function of any IBM Deliverable, Product, Prototype or system, other than as expressly warranted in the Agreement; (c) the experiences or recommendations of other parties; or (d) results or savings Customer may achieve. Additional or different terms in any written communication from Customer, except for those written communications that the parties have expressly agreed in the Agreement to have an effect between the parties (such as the quantities and part numbers specified in a purchase order), are void.

* This portion of the Attachment has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The complete Attachment, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

SIGNATURE VERSION

Accepted and Agreed To:

EZchip Technologies Ltd.	International Business Machines Corporation
By: /s/Eli Fruchter	By: /s/Gary D. Russell

Name: Eli Fruchter	Name: Gary D. Russell
Please print or type name
Title: CEO	Title: Exec. Mgr., Contracts & Negotiations, IBM Microelectronics

Date: Jan 29, 2008	Date: January 29, 2008

SIGNATURE VERSION

Part A

1.0           Product Name and Description

[*]

2.0           Design Schedule

[*]

* This portion of the Attachment has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The complete Attachment, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

SIGNATURE VERSION

 Part B
Items /Deliverables

Customer Items and IBM Deliverables

Customer Items	IBM Deliverables

Technical detail to complete Customer design, i.e.	IBM Model/Tool Design Kits
- Library/tool requirements	Testability requirements
- Netlist processing requirements	Module physical outline drawing
- Test requirements	Completed Customer design specification approved by Customer/IBM
- Simultaneous switch requirements	Estimated schedule based on netlist delivery checkpoints
- Clocking requirements	EDIF/Verilog netlist, SDF, and timing reports
- Power estimation	Placed VIM netlist w/estimated parasitics
- Operating/environmental conditions	Placed/Routed VIM netlist w/extracted parasitics
- Die/package requirements	Final test coverage for design
- Package I/O requirements	Package/image pinout definition
- Memory macros	Generic package models
- Cores and PLL’s	SSO and noise guidelines/requirements
- Custom circuits, macros, I/O’s	Datasheets for cores
- Product life	IBM ASIC Application Notes
- Logic gate count	ASIC Databooks
- Physical design constraints	Reliability and thermal support position based on Customer environmentals, Product life, and cycling requirements
Chip I/O assignment	Prototypes
Chip timing assertion files
Floorplanning files
Special logic functions placement directives
Prototype and production forecasts
Floorplanning definition
Delivery of netlists (analysis, if required, Floorplan, Preliminary and Final) and other design deliverables documented in the IBM ASIC Release Documents (Release to Floorplanning (RTF), Release to Preliminary (RTP), Release to layout (RTL), Release to Manufacturing (RTM)

Sign-off of RTL/RTM release documents
Prototype Acceptance